UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

on

Date of report (Date of earliest event reported) July 13, 2022

APPLIED ENERGETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-14015	77-0262908
(Commission File Number)	(IRS Employer Identification No.)

9070 S Rita Road, #1500, Tucson, AZ	85747
(Address of Principal Executive Offices)	(Zip Code)

(520) 628-7415

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company: ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	AERG	OTCQB

Item 1.01 – Entry into a Material Definitive Agreement.

See disclosure under Item 5.02 below.

Item 5.02 –Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 1, 2022, the board of directors of Applied Energetics appointed Christopher Donaghey, age 50, to serve as Chief Financial and Chief Operating Officer. The company and Mr. Donaghey entered into an Executive Employment Agreement, pursuant to which he is to serve for an initial term of four years, with automatic renewal for additional one-year periods thereafter unless either party terminates the agreement. The agreement calls for salary of $350,000 per year, plus standard benefits and eligibility for a bonus at the discretion of the board. The company has also granted Mr. Donaghey additional options to purchase up to 1,000,000 shares of its common stock under its 2018 Incentive Stock Plan, which vest over four years and have an exercise price of $2.36 per share, and Restricted Stock Units representing up to 400,000 shares of the company’s common stock which also vest over four years. The Restricted Stock Units are issued pursuant to a Restricted Stock Unit Agreement, dated as of July 13, 2022. Mr. Donaghey forfeited unvested options to purchase up to 950,000 shares of common stock which he had previously received for service on the company’s Board of Advisors.

Mr. Donaghey is an experienced financial executive with a proven track-record in delivering profitable growth, including extensive experience within the defense industry. He joins Applied Energetics from Science Applications International Corporation (SAIC), a defense and government agency technology integrator, where he served as the senior vice president and head of corporate development. In this role, he was responsible for executing the company’s mergers and acquisitions (M&A) and strategic ventures strategy, working closely with the senior management team to support the development and implementation of SAIC’s strategic plan with an emphasis on M&A and external emerging technology investments to complement organic growth strategies and value creation. He joined SAIC in 2017, as senior vice president of finance for SAIC’s operations, and provided strategic leadership and business guidance to the organization. Mr. Donaghey is also a Founder and Executive Board member of the Silicon Valley Defense Group, a non-profit organization whose mission is to create the nexus of pioneering ideas, people, and capital that will unlock new sources of innovation for national security and power the digital evolution of the defense industrial base.

Prior to joining SAIC, Donaghey was vice president of Corporate Strategy and Development for KeyW Corporation, a national security solutions provider for the Intelligence, Cyber and Counterterrorism Communities, where he guided the overall corporate strategy, M&A, and capital markets activities.

Mr. Donaghey was also a senior research analyst for SunTrust Robinson Humphrey Capital Markets where he provided investment advice and insight to institutional investors covering public defense technology, government IT services, and commercial aerospace industries. During his tenure at SunTrust, Donaghey was ranked the number one defense analyst and number two analyst overall for stock selection by Forbes/Starmine in 2005 and was named in the Wall Street Journal Best on the Street survey in 2005, 2008, and 2009.

Mr. Donaghey served in the U.S. Navy Reserve where he provided scientific and technical analysis of missile guidance and control systems and advanced electronics for the Short-Range Ballistic Missile group at the Defense Intelligence Agency's Missile and Space Intelligence Center. Donaghey earned his bachelor’s degree in mechanical engineering from Texas Tech University and served as an officer in the U.S. Navy.

Mr. Donaghey previously served on Applied Energetics’ Board of Advisors since April 30, 2019, providing input into the strategic direction of the Company and assistance in building relationships in the defense markets.

Item 9.01 – Financial Statements and Exhibits

4.1	Restricted Stock Unit Agreement, dated as of July 13, 2022, by and between the company and Christopher Donaghey.
10.1	Executive Employment Agreement, dated as of July 13, 2022, by and between the company and Christopher Donaghey.
99.1	Press Release, dated as of July 18, 2022, titled: Applied Energetics Appoints Chris Donaghey as Chief Financial Officer and Chief Operating Officer
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED ENERGETICS, INC.

By:	/s/ Gregory J. Quarles
Gregory J. Quarles
Chief Executive Officer

Date: July 18, 2022

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